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                                                                    EXHIBIT 99.1


For Immediate Release:                     Contact:
April 20, 2006                             Doug Dougherty
                                           (317)  594 - 2627


                 MARSH SUPERMARKETS, INC. SIGNS LETTER OF INTENT
                FOR PROPOSED ACQUISITION BY SUN CAPITAL PARTNERS


INDIANAPOLIS, April 20, 2006 -- Marsh Supermarkets, Inc. (Nasdaq: MARSA and MARSB), announced today that it signed a letter of intent with an affiliate of Sun Capital Partners ("Sun Capital") for the acquisition of all of the outstanding shares of both of its classes of common stock for an all cash price of $11.125 per share. Sun Capital is a leading private investment firm specializing in leveraged buyouts of market-leading companies.

As previously announced, last year the Board of Directors of the Company created a Special Committee of independent directors and engaged Merrill Lynch & Co. to consider strategic alternatives. The Special Committee approved entering into the letter of intent and recommended its approval by the Board of Directors. The proposed transaction is subject to the successful completion of due diligence by Sun Capital and execution of mutually agreed upon definitive agreements. The closing of the transaction would be subject to approval of the Company's shareholders and other customary closing conditions. There can be no assurance that definitive agreements can or will be signed or that a transaction can or will be completed.

The Board of Directors approved the Company entering into the letter of intent, which has an exclusivity agreement with Sun Capital. The Company has agreed not to negotiate with other persons or solicit alternative transactions prior to May 11, 2006. If the Company breaches its obligations regarding exclusivity, the Company will be required to reimburse Sun Capital for its expenses.

Gary Talarico, Managing Director of Sun Capital Partners, Inc. commented, "We are excited about this opportunity and look forward to moving quickly to conclude a definitive merger agreement with the Company. As one of the most active private investment firms in the retail sector, we are enthusiastic about Marsh's dominance in its core markets and look forward to working with the management team and employees of the Company to continue to deliver excellent value to customers and the communities that Marsh serves."

ABOUT MARSH SUPERMARKETS, INC.

Marsh is a leading regional chain, operating 69 Marsh(R) supermarkets, 38 LoBill(R) Foods stores, 8 O'Malia(R) FooD Markets, 154 Village Pantry(R) convenience stores, 2 Arthur's Fresh Market(R) stores, and 1 Savin*$(sm), in IndianA, Illinois and western Ohio. The Company also operates Crystal Food Services(sm), which provides upscale catering, cafeteria management, office coffee, coffee roasting, vending and concessions, and restaurant management and Primo Banquet Catering and Conference Centers; Floral Fashions(R), McNamara(R) Florist and Enflora(R) -- Flowers fOr Business.

ABOUT SUN CAPITAL

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 115 companies worldwide with combined sales in excess of $27.0 billion since Sun Capital's inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, New York, London, and Shenzhen.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report includes certain forward-looking statements (statements other than those made solely with respect to historical fact). Actual results could differ materially and adversely from those contemplated by the forward-looking statements due to known and unknown risks and uncertainties, many of which are beyond the



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Company's control. The forward-looking statements and the Company's future results, liquidity and capital resources are subject to risks and uncertainties including, but not limited to, the following: uncertainty regarding closing of the proposed transaction with Sun Capital; the entry of new or remodeled competitive stores into the Company's market areas; the level of discounting and promotional spending by competitors; the Company's ability to improve comparable store sales; the level of margins achievable in the Company's operating divisions; the stability and timing of distribution incentives from suppliers; changes in the terms on which suppliers require the Company to pay for store merchandise; softness in the local economy; the Company's ability to control expenses including employee medical costs, labor, credit card fees, and workers compensation and general liability expense; uncertainties regarding gasoline prices and margins; the success of the Company's new and remodeled stores; uncertainties regarding future real estate gains due to limited real estate holdings available for sale; potential interest rate increases on variable rate debt, as well as terms, costs and the availability of capital; the Company's ability to collect outstanding notes and accounts receivable; uncertainties related to state and federal taxation and tobacco and environmental legislation; uncertainties associated with pension and other retirement obligations; uncertainties related to the outcome of pending litigation; the timely and on budget completion of store construction, conversion and remodeling; and other known and unknown risks and uncertainties. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.